Exhibit 5.1

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue , N.W. Washington, DC 20036-5306 Tel 202.955.8500 www.gibsondunn.com

92810-00019
May 11, 2011
Tesoro Corporation
19100 Ridgewood Pkwy.
San Antonio, Texas 78259

Re:	Registration Statement on Form S-8 Concerning the Tesoro Corporation 2011 Long-Term Incentive Plan and the Tesoro Corporation Stock Option Inducement Award Program
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Tesoro Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 7,351,513 shares of the Company’s common stock, par value $0.16 2/3 per share (the “Shares”). The Shares subject to the Registration Statement include (1) shares available for issuance under the Tesoro Corporation 2011 Long-Term Incentive Plan (the “Plan”), which include 6,700,000 shares plus up to 500,000 shares subject to outstanding awards under the Company’s 2006 Long-Term Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); and (2) 151,513 shares issuable pursuant to two stock option awards granted to the Company’s Chief Executive Officer as inducement awards in connection with his commencement of employment with the Company in May 2010 (the “Inducement Program”).
          We have examined the Plan and agreements documenting the Inducement Program and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan or Inducement Program that would expand, modify or otherwise affect the terms of the Plan or Inducement Program or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
          Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and the Inducement Program, as applicable, and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP